Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”), being the price at which we sell and repurchase our shares, and GAAP net asset value (“GAAP Net Asset Value”), being our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), presented in the following tables includes the net asset value of outstanding shares as of June 30, 2023. The following table provides a breakdown of the major components of our Transactional Net Asset Value as of June 30, 2023 ($ in thousands):

Components of Transactional Net Asset Value	June 30, 2023
Investments at fair value	$475,436
Cash and cash equivalents	4,247
Other assets	12,995
Other liabilities	(20,363)
Accrued performance participation allocation	(1,315)
Management fee payable	(175)
Accrued shareholder servicing fees and distribution fees (1)	(93)

Transactional Net Asset Value	$470,732

Number of outstanding shares	17,930,417

(1)

Shareholder servicing fees apply only to Class S, Class U, Class D and Class R-D shares. Distribution fees apply only to Class S shares and Class U shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S, Class U, Class D and Class R-D shares. As of June 30, 2023, we have accrued under GAAP $8,822,000 of shareholder servicing fees and distribution fees payable to the dealer manager related to the Class U shares sold.

Reconciliation	of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value per our Statement of Assets and Liabilities to our Transactional Net Asset Value ($ in thousands):

June 30, 2023
GAAP Net Asset Value	$461,910
Adjustment:
Accrued shareholder servicing fees and distribution fees	8,822
Transactional Net Asset Value	470,732

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of June 30, 2023 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class R Shares	Class U Shares	Class E Shares	Class G Shares	Class H Shares	Total
Monthly Transactional Net Asset Value	$77,351	$131,004	$262,375	$1	$1	$470,732
Number of outstanding shares	2,957,453	5,012,365	9,960,519	40	40	17,930,417
Transactional Net Asset Value per share as of June 30, 2023	$26.15	$26.14	$26.34	$26.35	$26.35

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for Infrastructure Assets that are valued at fair value as of June 30, 2023:

Valuation Methodology	Unobservable Input(s) (1)	Weighted Average (2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	5.0%	5.0% - 5.0%
	Weight Ascribed to Market Comparables	16.4%	0.0% - 25.0%
	Weight Ascribed to Discounted Cash Flow	83.6%	75.0% - 100.0%
	Weight Ascribed to Transaction Price/Other	—	Not applicable
Market Comparables	Enterprise Value / Forward EBITDA Multiple	10.7x	10.3x - 11.0x
Discounted Cash Flow	Weighted Average Cost of Capital	8.3%	6.7% - 10.1%
	Enterprise Value / LTM EBITDA Exit Multiple	10.3x	9.5x - 11.5x

(1)	Inputs are weighted based on fair value of the investments included in the range.
(2)

In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. The Company’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values:

Input	Hypothetical Change		Infrastructure Asset Values
Weighted Average Cost of Capital	0.25	% decrease	+2.25%
	0.25	% increase	-2.45%